EXHIBIT 1

                    IDENTITY AND CLASSIFICATION OF SUBSIDIARY


Pursuant to the instructions to Item 7 of this Schedule 13G, the identity and the Item 3 classification of the relevant subsidiary are: Arch Reinsurance Company, 20 Horseneck Lane, Greenwich, Connecticut 06830, a wholly owned subsidiary of Arch Capital Group (U.S.) Inc., and an insurance company as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (15 U.S.C.
78c).









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